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The following materials are available to shareholders of Sigma-Aldrich Corporation in connection with the previously announced transaction between Sigma-Aldrich Corporation and Merck KGaA on the transaction website hosted by Merck KGaA located at http://www.emdgroup.com/emd/media/topics/001.html:

1) Transcript of Analyst Investor Call

2) Transcript of Media Call

Merck KGaA

Acquisition of Sigma-Aldrich

Constantin Fest

Head of Investor Relations

Thank you very much and a warm welcome. My name is Constantin Fest. I’m Head of Investor Relations and I would like to give you a brief overview of today’s call. The call will be hosted by our CEO Karl-Ludwig Kley and our CFO, Marcus Kuhnert. We’d like to go through a short presentation and afterwards of course we welcome your questions.

For our US audience please note that we’re discussing Merck KGaA, Darmstadt, Germany, throughout this call. But let me remind you, first of all, a disclaimer regarding forward looking statements which you see on slides two and also three.

With that, I would like to hand over to our CEO, Karl-Ludwig Kley.

Karl-Ludwig Kley

CEO

Good morning, good afternoon everybody. I will start with chart number four which briefly picks you up at the strategic agenda which we have shared with you at various occasions on our agenda Fit for 2018. The restructuring is a program nearing the end in 2014 and having delivered the promised savings. We are now putting more focus onto the growth initiatives, be it organic, be it investment, innovative, be it inorganic. What brings us today together obviously is the next inorganic step which we are taking with the planned acquisition to take over Sigma Aldrich.

This for the company is certainly a milestone. For the life science business this is a quantum leap. And for the company again this is really a step change because we are turning a reliable growth driver which Merck Millipore was in the past into a core earnings contributor for the future of the company.

With this I move on to page number six. Why are we acquiring Sigma Aldrich at this point in time? The life science industry is a very attractive segment. It is an industry with a stable growth pattern in many of its sub-segments and has additional growth opportunities in certain areas. It is an economically viable business. The industry average of EBITDA margin amounts to around 25% and both Sigma-Aldrich and Merck are strong leaders in that industry.

It’s an industry, which is driven by sustainable growth trends and particularly, emerging markets play a role in how the globalisation in this industry takes place. Both companies, Sigma-Aldrich and Merck are global organisations and therefore perfectly suited to benefit from these trends.

Acquisition of Sigma-Aldrich	Merck KGaA

And lastly, the industry is rapidly evolving and those industries, those businesses that embrace the change and exploit opportunities at the earliest will be the winners in the years to come.

For us, also internally it’s a perfect moment to make a significant acquisition in this segment. Following the completion of the transformation, we are ready to unlock the value of an acquisition.

Moving on to page number seven which explains the transaction rationale. We’re nearly adding 80% in revenues to our last year revenues in life sciences. EBITDA pre figures are roughly doubling compared with the year before.

Important is that the customers will benefit on what we’re doing here. The customers will have a broader product portfolio, a better service offering. We have an improved region, all geographies particularly in the US where we will double our revenue and as you know up to 50% of the life science is taking place in the US. So being a strong player in the US is mandatory for successful global business.

We will be able to make best use of the existing platforms to roll out the innovations quickly. And of course there is a substantial synergy potential which Marcus will later detail on.

We expect the acquisition to be immediately accretive to EPS pre and to the EBITDA margin and envisage also to maintain a solid investment grade rating going forward.

Page eight gives you the transaction overview. I think most of you have seen it so I’ll just leave it on. The price premium, the certainty of the deal may be interesting for you. No shareholder vote from the Merck side is required. The bridge financing is secured. We expect closing mid-year 2015.

Moving on to number 10, here’s a brief introduction to Sigma Aldrich for those of our analysts and investors who have not looked at the company in detail. So I will be very short. It’s a company offering roughly 230,000 products and solutions with a very strong focus on products for research laboratories. And more than 70% of those products are available through a world class e-commerce platform.

Sigma’s customer base is very broad, more than one million scientists, technologists and life science companies, universities, government institutions, hospices or industry. Sigma Aldrich operates in 37 countries and has nearly 9,000 employees of which roughly one-third are scientists.

The business generated revenues of $2.7 billion in 2013 or €2 billion. The sales split shows that Sigma has a strong footprint in the US, but also a meaningful presence around the world.

If we now, on page 11, put that into the combined sales, you’ll see that in EMEA they nearly doubled their sales, offering a very complementary set of products in lab chemicals and reagents.

Biopharma and pharma is the next strong pillar with additions along the whole entire value chain, particularly in buffers & media as well as in services. And other industries such as food or beverage testing will also receive the strong increased product offering in a market which is increasingly required and therefore requires the same set of competencies as we have in our business already today.

Acquisition of Sigma-Aldrich	Merck KGaA

Page 12 elaborates a bit more on the industry, on the market trends why we believe this market and this industry will be important also in the future and offers a sustainable business model for us in the years to come. I will not go into detail at this point in time.

Page 13 then puts the two companies in perspective in the main, two major business areas, laboratory and again academia, on the upstream so to say. And you see that analytical standards, microbiology, antibodies and biochemicals, how the two companies fit together and how the complementarity of the product offering makes sense.

On the biopharma production on the lower end here you have the same aspect, divided in upstream process and downstream process. So the picture shows it’s a complementary deal with a lot of things we can improve for our customers more than we do today.

Page 14 deploys everything into the regional markets. Notable of course in the combined company, the much increased presence in the US by far the biggest market in the world. But also if you take the emerging markets for example where Merck has a particular strong position, it shows you that also in terms of regions it’s very much a complementary deal and customers can benefit a lot.

Page 15 gives you some further information how we think by leveraging the combined company, the existing platforms, how we can improve customer offerings, be it in product innovation, be it in process innovation. And there are some examples on that which I think you are mostly familiar with.

The key messages, there are wonderful platforms in both companies. Of course notably, the Sigma-Aldrich e-commerce platform. By fully exploiting the possibilities of both platforms, we can reach customers better and increase the offering to them.

With that, I pass on to Marcus who will lead you through the financials. Thank you.

Marcus Kuhnert

CFO

Good morning and good afternoon. I’m now on slide number 17 and would like to demonstrate that the acquisition of Sigma-Aldrich has not only a compelling strategic logic, but also a very strong financial rationale.

Sigma-Aldrich has generated around $2.7 billion in sales in 2013 and has seen solid organic sales growth in the mid single-digit range over the last couple of years. More importantly, the company has a strong track record and very strong margins of around 30% EBITDA and is said to continue on that path. With a 30% EBITDA margin Sigma-Aldrich is a profitability leader in its industry.

The proposed transaction values the business at an equity value of $17 billion which equals roughly €13.1 billion based on our offer of $140 per share.

Acquisition of Sigma-Aldrich	Merck KGaA

We have identified synergies of €260 million which will bring — which will make the deal financially even more attractive. Without synergies, the EV/EBITDA multiple amounts to 19.4 times.

Including the full realisation of synergies we will see an EV/EBIDTA multiple of 13.9 times which is broadly in line with the current trading multiple of Sigma-Aldrich.

Moreover I would like to stress that we are fully in line with our core acquisition criteria, namely the transaction will be immediately accretive to our EPS. And following our conservative financial policy, we will be able to maintain our solid investment grade credit rating. Moreover, the deal including the synergies will enable us to earn back our cost of capital.

Switching now to slide number 18, I want to draw your attention to the enhanced financial profile of the group including the Sigma-Aldrich acquisition. The impact of the transaction on our financial profile is indeed extraordinary. Both at Merck and EMD]Millipore level, we significantly improved the earnings power of the business.

While Group sales go up 19% including Sigma-Aldrich, the EBITDA pre actually increases by even 24%. At the level of the business division the revenue increases by almost 80% compared with an EBITDA pre increase of 139% on a pro forma basis.

And I would like to reiterate that this is a business with very high return revenues and a very strong cash flow profile which bring us in a position of rapid de-leveraging after the transaction.

The Group EBITDA margin is immediately accretive right from the closing. And the overall Group EBITDA margin rises from currently around 30% to a level of 33% when we take into account the full realisation of the €260 million of synergies.

This is of course, let’s say, an ambitious target and I would like to dive a little bit deeper into the details on how we came to this number and where the synergies are supposed to come from.

Actually we have in recent years established a good track record in integrating and owning a life science business. The synergies come out of our own analysis, come from extensive discussions with the management of Sigma Aldrich and of course also from the knowledge we have gained from the due diligence we have recently conducted.

Thus our review of these two businesses lead us to conclude that the significant synergy potentials results from a number of sources such as the consolidation of the manufacturing footprint, the increase and leverage of the world class e-commerce platform of Sigma-Aldrich and of course also from the optimisation of our commercial organisations as well as from streamlining of admin functions and infrastructure.

We expect that we will be able to realise the full amount of synergies over a period of three years after closing and then have the €260 million in our pockets.

Slide number 20 refers to the financing of the transaction. We have the complete bridge financing in place. The final financing structure will be comprised of a combination of cash from our balance sheet, from bank loans and bonds.

With the strong combined and sustainable cash flow that we are earning with Millipore and also now with Sigma-Aldrich, we will be in a position to rapidly de-leverage our financial debt and we are fully committed to stick to our conservative financial policy to maintain our investment grade rating.

Acquisition of Sigma-Aldrich	Merck KGaA

With that being said, I would like to hand over back to Karl-Ludwig for the summary of the presentation.

Karl-Ludwig Kley

CEO

The summary is an easy one. The deal makes sense for everybody. For the customers it offers a lot of opportunities. For the employees, it is a deal which allows us to build a sustainable position in revenue and increase the share also in the earnings of the life science business for our company. It is completely consistent with our acquisition criteria. It is consistent with the strategic journey we are on. And it is good for the shareholders of both companies.

Thank you. We’re happy to take your questions.

Acquisition of Sigma-Aldrich	Merck KGaA

Q&A Session

Richard Vosser - JPMorgan

Hi. Yes, thanks for taking my questions.

First question, just if you could run through what you’re seeing in the lab business currently. You’re obviously increasing your exposure to the lab business quite significantly and it has been an area of some weakness over the past couple of years. So how are you thinking about that going forward. What you’re seeing currently would be very useful from a Merck perspective and also from a Sigma perspective, if you can.

And the second question is just on how should we think about the growth. I think you’ve given us some top line assumptions on growth for the Sigma business, which I suppose can be boiled down to mid-single-digit growth. But the business standalone, what sort of operating leverage would you have been thinking or do you think that business could have done so that we can get a flavour for that going forward as well please.

And then maybe one final question. I think their tax rate is rather similar to yours. So on a tax perspective — is that right first of all? And secondly, is there any sort of tax saving synergies that you can get out of this. Thanks very much.

Karl-Ludwig Kley - CEO

You’re right, the lab business has been a bit flattish over the last years. It probably has to do with the situation in the US. Nevertheless, lab remains in the lower single-digit area growth business.

Secondly, what we see of course is the emerging markets where more and more laboratories are opened, more and more facilities are transferred and the science and research starts to play a more important role. In which way this will contribute to change the overall picture on growth still remains to be seen.

The other important — there are two more important elements and this answers also the second half of your question. Number one, these are two companies which are heavily basing their business model on science and innovation. So that’s not about the bread and butter. It’s about the innovation and the science which we put into the pipelines and into the existing channels. So the growth pattern based on these products over time might deviate from the general trend which you see in, let’s say, the bread and butter lab business.

Last, at the moment I’m not yet able to give you a more precise flavour what the combined business could produce which goes above what the current trend in the industry is. There we need really to go into details. Our feeling from looking at the two companies, there is something which we can utilise by utilising the existing platform, in particular the Sigma-Aldrich e-commerce platform a bit better. But as per our understanding, it’s too early to give you more of a flavour than this general remark.

Acquisition of Sigma-Aldrich	Merck KGaA

The tax question will be answered by Marcus.

Marcus Kuhnert - CFO

Yes Richard, so I take over the tax question. First of all let me make very clear that the transaction is not a tax inversion deal. It is purely driven by business logic. Nevertheless, however, if you look on the details of the integration, tax aspects will play a role and we will try of course to do it in a tax efficient way.

The combined tax rate after the integration, we expect that both businesses together will remain in the corridor that we have — where we are currently operating and meaning, let’s say, between 23% and 25%.

Richard Vosser

Thank you very much.

Vincent Meunier - Morgan Stanley

Hello gentlemen. Thank you for taking my questions.

The first one is on the cost synergies. Can you tell us which proportion will be retained and which proportion will be reinvested? And then in which areas would you like to invest?

Also I have a question on the profitability. What are the main reasons explaining why your margins are below Sigma-Aldrich and how to retain this in the new group? I mean is this thanks to the US exposure or is it more [central] or just driven by the management?

And maybe the last question. Is there any impact of the deal on your dividend policy?

Marcus Kuhnert - CFO

I start with the cost synergies. So actually we — as we have said we have identified €260 million in terms of synergies and it is clear that we will use the synergies on the one hand to invest in our currently existing businesses. But on the other hand, of course we will use the synergies as well in order to, let’s say, having a part of it being dropped to the bottom line and further increasing the overall level of profitability of the Group.

It is yet too early actually to come up with a precise split between retained cost savings and reinvested cost savings. As you have seen we have promising assets also in other business sectors. So I refer especially to our pharma business where we have given some light on our pipeline assets on Thursday last week where we might invest or might have to invest more to bring them to market success. So there are plenty of investment opportunities in our Group, which would generate value for our shareholders, but we will also use synergies to further strengthen our bottom line and profitability. It’s too early to come up now with a precise split.

Karl-Ludwig Kley - CEO

Why the superior profitability of Sigma was your second question. There are a number of reasons. I would like to outline first that they are really ahead against all competitors in the e-commerce platform and this is a platform which of course is heavily used by researchers and scientists all over the world. To catch up with that is difficult for any competitor.

Acquisition of Sigma-Aldrich	Merck KGaA

The second is of course the brand. Even our people, the scientists in the lab when they start, they start with Sigma. So when you leave the university and come into the lab, the first thing you remember is Sigma. And you know the power of brands and they are really exploiting that power by putting their offer together.

The third is they have a much broader offering than other competitors. So the first that you go to is the Sigma line, see what they have and then to specific others in addition.

And last they have a very, very efficient customer supply organisation which is expanding the margin.

So these are the four major issues why their margin is superior to ours.

The dividend question, I will return to Marcus.

Marcus Kuhnert - CFO

The answer on the dividend question is twofold. It is yes for the dividend because our dividend payments are linked to the overall profitability situation of the Group especially to the earnings per share and net earnings generation. And so that means if we acquire a profitable business that will bring us in the position that our net earnings, and as such our generated cash flows are increasing, this will inevitably also result in an increase in dividends.

Secondly, we will not alter our dividend policy, meaning that we will pay out a reasonable share of our net earnings generation to our shareholders. And this policy will remain in place.

Vincent Meunier

Thank you.

Jo Walton - Credit Suisse

Thank you. I’ve got a couple of questions.

Firstly, is there anything in terms of product overlap that we should be aware of? You have a wide range of highly specialty chemicals that you supply and I guess that Sigma-Aldrich does as well. So are there any areas where you may have to make some disposals?

And if you could just help us on the timeline, what the item is to close this transaction. Presumably this is competition authority issues. Are there any countries where or business areas where that could be an issue?

Could you also just help us on the complexity of the deal? This company has 230,000 products you say. I can understand that there are real advantages, scale advantages in these sorts of transactions. But is there a point at which you could be too big or you just have too many products and too much complexity surrounding it?

And my final question is if you can help us on the costs of the transaction. I understand you tell us everything pre, but ultimately we also need to know about things post. And if you have any idea at the moment of what the actual physical costs of the integration might be.

Acquisition of Sigma-Aldrich	Merck KGaA

Karl-Ludwig Kley - CEO

Jo, first on the product overlap, there are possibilities but it’s much too early to say. We have signed today. We are on day one, so obviously at this point in time, we have only an outside view on possible overlaps. This is something now we have to go through.

We think whatever might come up is manageable. But I would ask for your understanding that I can answer this question only later when we have more insight in what possible overlaps would be. I would assume we have to file in all major countries. We expect nevertheless the transaction to close by mid-year 2015.

Would we be too big? No. It’s an advantage to have that many products and going forward I would even love to have many more. One of the decisive competitive issues in this industry is that you have many products that you can handle very complex supply chain issues. So one of the key elements in being competitive in the life science market means that you have to be able to handle complexities.

We have proven this in our business. Sigma has over a decade proven that they can do it and without any loss of the margin. So I do not see any problem with the number of products, with the complexity of the supply chain and with the danger of becoming too big.

The cost question will be answered by Marcus.

Marcus Kuhnert - CFO

Yes, the integration costs will be in the range of approximately €400 million and they will occur in the years 2015 to 2018, with the major impact expected in 2016 and 2017.

Jo Walton

Thank you.

Gunnar Romer - Deutsche Bank

Good afternoon everyone. It’s Gunnar Romer, Deutsche Bank. Thanks for taking my question.

The first one would be on synergies again. Could you confirm what part of the €260 million is potentially involving revenue synergies? I think you were talking about leveraging the e-commerce platform and I was wondering whether this is purely on a cost basis or whether you have factored in some revenue synergies here as well. And if not, if you could talk around potential revenue synergies going forward, that would be great.

Then secondly, on the financing, can you just comment on what you would roughly expect in terms of financing costs in the current market environment and whether you’ve talked to potential banks and bondholders later on already.

Then finally, my question would be around de-leveraging going forward and your potential appetite for further deals. How would you be positioned here?

Acquisition of Sigma-Aldrich	Merck KGaA

And then also in this regard, whether you could comment whether this deal has seen internal competition with other deals in other areas of your business. That would be very helpful. Thank you.

Marcus Kuhnert - CFO

Okay, thank you Gunnar. Let me start with question number one, on synergies. So as already outlined, we have identified some €260 million in synergies whereby the major part, so really the vast majority of these synergies will come on the defensive side, meaning it will be directed towards cost savings.

Secondly, financing costs, the bridge financing and the bank loans will be syndicated immediately after the announcement of the transaction via our strong co-relationship with the banking group. And our take out strategy gives us access to various markets and different groups of investors thus providing us with a competitive pricing and also market liquidity. And we currently expect the financing costs to be somewhere in the range between 2.5% and 3%.

For the third question I would hand over to Karl-Ludwig.

Karl-Ludwig Kley - CEO

Of course, de-leveraging has priority now. I think we have proven various times that we are very effective in getting the de-leveraging done. But it’s clearly, with an acquisition of that size, the first priority in the next years to come.

Secondly, we have always more ideas than we could implement and I think which is good because this leaves us the choice what we do is the deals which make strategically the most sense which provide the biggest financial returns on a sustainable basis. And I think what you see here is [one of those].

Nevertheless, we remain committed to the three businesses we have. I think we have outlined that often enough. In the materials business, we have demonstrated this with the recent acquisition of AZ. On the pharma day which we recently had, we outlined our programs to invest into the pipeline going forward.

If there’s anything we would like to do on the major acquisition within the next few years, the answer is no. It does not exclude of course that in the one or the other area bolt-on or licensing deal or something like that if necessary. But always take into account that we will keep our investment grade rating.

Sachin Jain - Bank of America

Hi, Sachin Jain from Bank of America. Just two quick questions please.

Firstly, you talked about earnings and EBITDA accretion. Maybe you could just comment on when you expect the returns to exceed Group WACC. So return on invested capital versus Group WACC, when do you think that will become positive?

And the second was just to clarify an earlier comment on the Sigma underlying margins. I believe Sigma published long-term targets back in March. At that point in time they pointed to roughly 50 basis points per year of adjusted operational leverage. I wonder if you still agreed with that. Thank you.

Acquisition of Sigma-Aldrich	Merck KGaA

Marcus Kuhnert - CFO

Okay. Sachin to your first question, the dynamic financials of the transaction, so when we look on it from, let’s say in a discounted cash flow model included the synergies we have identified; we earn back our cost of capital. Given the high amount of cash that we are paying now in purchase price, it will take us a couple of years until the return on capital employed is back on a level to increase or to exceed the WACC. So it is rather a mid to long-term perspective until this ratio is up on WACC level again. But in a DCF model we will earn back our cost of capital.

Karl-Ludwig Kley - CEO

For the second question please accept that it is too early now to say whether we agree on the Sigma published long-term targets or not. We really have to look into the details before we can ever sound judgment on what Sigma has said as far as the future is concerned. Thank you.

Michael Leuchten - Barclays

Thank you. Most of my questions have been answered. Just one quick follow-up on the debt rating please.

You said you expect to stay investment grade. I just wondered whether that means you do expect a temporary downgrade or whether you expect to sustain your current rating given the outlook of the combined business. Thank you.

Marcus Kuhnert - CFO

We indeed expect a very moderate downgrade, so we are, as you can imagine, in detailed and intense discussions with the rating agencies. And of course if you spend such an amount of money this is, let’s say, visible in our key financial ratios.

On the other hand, we are adding some positive things to our business profile as Sigma-Aldrich is very profitable and generates a very stable sales and cash flow pattern. So that is the reason why despite the purchase price we expect only a very moderate downgrading of our credit rating and for sure will remain in the investment grade section or on the investment grade level.

Steve Chesney - Goldman Sachs

Thank you. Just one question actually.

Looking at the Sigma business, it seems to be a slight deviation from a typical Merck business and that they only spend about 2% of their top line on R&D. So I was just wondering going forward is it your intention to maintain this level of spending or do you think that it needs to go higher just to fit within the Merck innovation framework? Thank you.

Karl-Ludwig Kley - CEO

We strongly believe that innovation is a key for differentiating in this industry and that the innovation spend will therefore to be judged under the business model and the customary questions in future.

Acquisition of Sigma-Aldrich	Merck KGaA

Up to now Sigma has been successful in their business with this spend. We have to analyse and to see what — how much money you would have to spend actually on proactive innovation where you would see it in the innovation line and what is process innovation. So for example the e-commerce platform which I consider very innovative of course doesn’t show up in the line innovation.

So everything which is process innovation certainly will continue to be run as Sigma has been running it before because this is one of the major strengths and could possibly over the long term even reduce our innovation spending in process related issues as we simply put our product into their e-commerce platform.

On the product innovation, we are stronger in process solutions in the biopharmaceuticals business. Where you have more of a product innovation and process there you might see more innovation costs closer to our margin.

So in a nutshell you have to break it up to different business segments and there it more or less will remain in the corridors as I can foresee it right now where it stands right now for the both companies.

Andrew Baum - Citigroup

Hi, a couple of questions please.

Firstly you’ve alluded to the revenue synergies and the e-commerce platform. Perhaps you could discuss that a little bit further in terms of bundling, price, entire market share.

And then second could you comment on how the Thermo acquisition of Life Technologies has changed the competitive dynamics for Sigma’s portfolio if at all?

Karl-Ludwig Kley - CEO

I ask for your understanding that on the first question I can’t give you any answer at this point in time. Again it’s day one we have signed and we have now looked together at the business profiles, at the products. So it’s much too early and I hope I can answer your question later in the process.

As far as the Thermo Life acquisition is concerned, it has of course not — it has of course, an interesting effect and we still have to evaluate what that means if you have the content and the distribution of Thermo and Fisher together. On the Sigma business as far as we can see and we observe it outside in, we have not seen a major impact on what’s going on there. So I would rather say it’s independent of the Thermo Life acquisition.

Ronny Gal - Sanford Bernstein

Good morning and thank you for taking my question. [I have just two and a half] of them I would say.

The first one you have mentioned that you might be interested in using some of the savings generated in this transaction for reinvestment. Does that mean that not all of those $260 million will drop to the bottom line? Should we see the Group EBITDA going up by less than 24% because some of that money will be reinvested? So I’m just trying to figure out is there a minimal amount of earnings that will drop to EPS?

Acquisition of Sigma-Aldrich	Merck KGaA

And second, if we include the interest paid and so forth, when does this deal become cash flow accretive? If I look at your cash flow statement, when can we see an upside trend?

And third and related, as you look at your balance sheet after this transaction, between now and the end of 2015 roughly how much money have you got left that you’ll be comfortable investing in future collaborations, in future deals before we start paying down the debt?

Marcus Kuhnert - CFO

Yes, coming to your first question as I already said the €260 million and synergies will be partly reinvested in our business and partly will drop to the bottom line increasing the overall profitability of the Group. It is too early to say how much we will actually retain and how much we will reinvest. So the €260 million you will not see one to one appearing in the EBITDA and thus including Group margins because we also use the money in order to drive top line growth.

You will remember that this is the current phase of our Fit for 2018 program where we are not only looking on inorganic growth opportunities, but also need and want to further accelerate our organic growth momentum and profile. And as I already said we have several interesting options also in the other businesses of our company where we want also to invest and to stimulate growth. Of course it will or should be, need to be a profitable one.

Secondly, the cash flow pattern of the acquired business is as we already clarified very stable. And that means that the acquisition will be right from the beginning also cash flow accretive because as I already said we are calculating at the moment with financing costs between 2.5% and 3%. And Sigma-Aldrich is much more profitable and has a much higher cash flow generation than this. So it will be immediately cash flow accretive.

On your last question, the first priority post the transaction now will be of course in rapid deleveraging. And as Karl-Ludwig pointed out we rule out bigger acquisitions at least for the next two to three years. But we are currently — that we will be continuously screening the market for smaller bolt-on opportunities and yes, depending on opportunity. But first and foremost, the focus is on de-leveraging and of course let’s say growth opportunities would also include topics like in-licensing or collaborations.

Ronny Gal

Great. Thank you very much.

Alexandra Hauber - UBS

Good afternoon. Thank you. I’ve got two questions, one on integration risk, and one on strategy.

So Marcus, I remember last Thursday you talked very much about the scalable business model which should enable system integration and synergy generation, which sounded quite appealing and logical to me except that I didn’t expect such a big bolt-on. And at the time you also talked very much about harmonization of systems. So in your due diligence, did you have an opportunity to look at their systems to see how compatible they are, how easy it will be to integrate, for us to increase the confidence that you really can get those synergies through?

Acquisition of Sigma-Aldrich	Merck KGaA

So secondly, on this idea of a scalable business model, you now have about roughly €5 billion pro forma sales and €100 billion life science industry. So listening to what you said already, you can never have enough products to push through this e-commerce platform. Are you just getting started? I hear that you don’t want to make major acquisitions in the next two to three years. But is the idea that there’s going to be loads and loads of smaller transactions which are just going to maximise the use of that platform?

Marcus Kuhnert - CFO

Okay, thank you Alexandra. I will take the first question. Yes, you are absolutely right. I mean this is or will be a very important question that we will now be tackling when it comes to the integration. We believe in what we have seen so far is that Sigma-Aldrich that they actually have good IT systems. Otherwise they would not be able to handle the complexity that you have seen with 230,000 products.

And yes, so we will actually have a close look on how their IT systems look like and how this would fit actually to our envisaged path of creating a scalable business model and thereby reducing ERP systems, IT applications and the number of processes within the Group. And this of course, let’s say, needs to be brought together. So both efforts actually on the one hand leveraging the good things that they have without endangering the generation of synergies. But in the long-term view, let’s say to be very careful not increasing further complexity in the Merck Group in terms of processes and systems.

It is too early at the moment to come up with more details, but this will be for sure on top of our agenda when we look on — when we start now or when we start the integration after the closing has happened.

Karl-Ludwig Kley - CEO

Let me maybe add to that the Sigma e-commerce, the e-commerce supply chain is really the best in the industry. And in a nutshell we would be crazy if we would even try to mess that up. So be assured that we really take the best when and where the best ever might be and don’t do integrations for integration sake.

Second, life sciences is a very broad term. I read — for example when I read about the recent [BIA] proposal to — idea or concept to split off the materials that [BIA] is presenting itself obviously as a life science group. Now this is agro chemicals, this is animal health, this is pharmaceuticals and this is a very different kind of business.

What I want to say with this is that the market definition of life sciences at the moment is very vague and very broad and there are areas in which we would never go and never move into. And there are other areas which are very close to what we’re doing now where we also can think of that we broaden our offering in that area.

So don’t expect us now, jokingly said, for the next ten years to make every three or four years an acquisition to reach a certain market share in the €100 billion market. That’s not the issue. It’s about adding bits and pieces to the business in which we are in, irrespective of how much percentage we have or not. So it’s a competency strategy driven thing and not a numbers game.

Acquisition of Sigma-Aldrich	Merck KGaA

Alexandra Hauber

I was talking about the €100 billion from your slide 11 and I’d actually wondered myself given that this is such a diverse industry in which part of the €100 billion you’re actually playing today on the pro forma basis because it’s not all factored in.

Karl-Ludwig Kley - CEO

We are playing today in the lab segment and in the process solutions, so biopharmaceutical segment. We have a very small activity as Merck in other segments such as food or cosmetic industry. This will be enlarged by the Sigma presence which is bigger there because there are a number of overlaps and quality standards and so on. But we will — for the next years we will remain focused on the lab and biopharmaceutical segments.

Alexandra Hauber

Thank you.

Unidentified Speaker

Yes, hello. I just wanted to maybe get your view on how the deal has really evolved over time. How much time you had for due diligence, what was driving the timing decision right now and all of the trade-off that probably prevented you from doing a major deal in pharma? So maybe if you can give us a little bit of history how the deal has emerged.

And maybe along with that, have a view on the academic market in the US which had been quite tough. And maybe a similarity to the AZ Electronics acquisition where I had a sense that you were over-paying when the market was hitting a trough? Thank you.

Karl-Ludwig Kley - CEO

So as we presented in the Pharma Investor’s Day last week, we believe that the assets we have in pharma are very, very interesting assets. Of course the proof of the cake is in the eating it’s clear. But they are interesting assets which reward investments. Whether in collaborations and partnerships alone depends on the asset and on the indication.

So there’s no need for us, how we see the business to move into a late stage deal in pharma. We have interesting assets and we can finance that with a very defendable top line which I think we elaborated also on the Pharma Day.

So looking at the overall picture, we see a continuous need for collaborations for pre-clinical deals, for early phase deals, for technological deals. In pharma we might also see the need for some specific activities. But we did not see the need, after thoroughly analysing our pharma franchise that we would have to add scale just for adding scale.

The history of that deal I mean we know Sigma-Aldrich is 80 years. I personally with my age of 63 of course not but the company is well known. It has been a leader throughout its history. So in a way we always when designing a framework for our life science business looked — we had Sigma Aldrich in a way always on our radar screen.

Acquisition of Sigma-Aldrich	Merck KGaA

The deal itself evolved over a rather short time, a few months or weeks. We quickly found common ground as the culture and the history and the ambition of the companies are very similar. That took us weeks. We did the customary due diligence which you always have in these kinds of deals, nothing special to mention. And so it led to the respective Boards’ resolution yesterday and today. So that’s so much to the history of the deal.

Marcus Kuhnert - CFO

If I may add, I think you also asked timing why now. Simply first of all, because we had a great opportunity and secondly, also because now we are better prepared than maybe three years ago because simply we are much more profitable which allows us to much easier digest a transaction of this size. Due diligence was rather short, but enough to cover, let’s say, the major possible risks of such a transaction.

Tycho Peterson

I’m sorry my question has been answered. Thank you.

Karl-Ludwig Kley - CEO

Thank you all for participating on this great day, a great day for us, great day for our shareholders. And if there are any further questions as we go on, our Investor Relations team is at your disposition and Marcus anyway. So please don’t hesitate to contact us in case of further questions. We wish you a good day. Thank you very much.

[End]

Cautionary Note Regarding Forward-Looking Statements

This communication may include “forward-looking statements.” Statements that include words such as “anticipate,” “expect,” “should,” “would,” “intend,” “plan,” “project,” “seek,” “believe,” “will,” and other words of similar meaning in connection with future events or future operating or financial performance are often used to identify forward-looking statements. All statements in this communication, other than those relating to historical information or current conditions, are forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond control of Merck KGaA, Darmstadt, Germany, which could cause actual results to differ materially from such statements.

Risks and uncertainties relating to the proposed transaction with Sigma-Aldrich Corporation (“Sigma-Aldrich”) include, but are not limited to: the risk Sigma-Aldrich’s shareholders do not approve the transaction; uncertainties as to the timing of the transaction; the risk that regulatory or other approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated; competitive responses to the transaction; litigation relating to the transaction; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; the ability of Merck KGaA, Darmstadt, Germany, to achieve the cost-savings and synergies contemplated by the proposed transaction within the expected time frame; the ability of Merck KGaA, Darmstadt, Germany, to promptly and effectively integrate the businesses of Sigma-Aldrich and Merck KGaA, Darmstadt, Germany; the effects of the business combination of Merck KGaA, Darmstadt, Germany, and Sigma-Aldrich, including the combined company’s future financial condition, operating results, strategy and plans; the implications of the proposed transaction on certain

Acquisition of Sigma-Aldrich	Merck KGaA

employee benefit plans of Merck KGaA, Darmstadt, Germany, and Sigma-Aldrich; and disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers.

Additional risks and uncertainties include, but are not limited to: the risks of more restrictive regulatory requirements regarding drug pricing, reimbursement and approval; the risk of stricter regulations for the manufacture, testing and marketing of products; the risk of destabilization of political systems and the establishment of trade barriers; the risk of a changing marketing environment for multiple sclerosis products in the European Union; the risk of greater competitive pressure due to biosimilars; the risks of research and development; the risks of discontinuing development projects and regulatory approval of developed medicines; the risk of a temporary ban on products/production facilities or of non-registration of products due to non-compliance with quality standards; the risk of an import ban on products to the United States due to an FDA warning letter; the risks of dependency on suppliers; risks due to product-related crime and espionage; risks in relation to the use of financial instruments; liquidity risks; counterparty risks; market risks; risks of impairment on balance sheet items; risks from pension obligations; risks from product-related and patent law disputes; risks from antitrust law proceedings; risks from drug pricing by the divested Generics Group; risks in human resources; risks from e-crime and cyber attacks; risks due to failure of business-critical information technology applications or to failure of data center capacity; environmental and safety risks; unanticipated contract or regulatory issues; a potential downgrade in the rating of the indebtedness of Merck KGaA, Darmstadt, Germany, or Sigma-Aldrich; downward pressure on the common stock price of Merck KGaA, Darmstadt, Germany, or Sigma-Aldrich and its impact on goodwill impairment evaluations; the impact of future regulatory or legislative actions; and the risks and uncertainties detailed by Sigma-Aldrich with respect to its business as described in its reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”).

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere, including the Report on Risks and Opportunities Section of the most recent annual report and quarterly report of Merck KGaA, Darmstadt, Germany, and the Risk Factors section of Sigma-Aldrich’s most recent reports on Form 10-K and Form 10-Q. Any forward-looking statements made in this communication are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Important Additional Information

This communication is being made in respect of the proposed merger transaction involving Sigma-Aldrich and Merck KGaA, Darmstadt, Germany. The proposed merger will be submitted to the stockholders of Sigma-Aldrich for their consideration. In connection therewith, Sigma-Aldrich intends to file relevant materials with the SEC, including a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to the stockholders of Sigma-Aldrich. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the proxy statement, any amendments or supplements thereto and other documents containing important information about Sigma-Aldrich, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Sigma-Aldrich will be available free of charge on Sigma-Aldrich’s website at www.sigmaaldrich.com under the heading “SEC Documents” within the “Investor Info” section in the “Investors” portion of Sigma-Aldrich’s website. Shareholders of Sigma-Aldrich may also obtain a free copy of the definitive proxy statement by contacting Sigma-Aldrich’s Investor Relations Department at (314) 898-4643.

Sigma-Aldrich and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the

Acquisition of Sigma-Aldrich	Merck KGaA

proposed transaction. Information about the directors and executive officers of Sigma-Aldrich is set forth in its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on March 21, 2014, its annual report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 6, 2014, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of Sigma-Aldrich and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.

Acquisition of Sigma-Aldrich

MERCK KGaA

Walter Huber

Head of Group Communications

Thank you very much and a warm welcome here out of New York. My name is Walter Huber. I’m Head of Group Communications for Merck KGaA Darmstadt, Germany and I would like to give you a brief overview of today’s call.

The call will be hosted by our CEO Karl Ludwig-Kley, Sigma-Aldrich CEO Rakesh Sachdev, and our CFO Marcus Kuhnert. We would like to go through a short presentation and afterwards, of course, welcome your questions.

For our US audience, please note that we are discussing Merck KGaA, Darmstadt, Germany throughout this call.

I would now like to refer you to the forward-looking statement on page two of our presentation that you will find on our website and that you can download. Please make sure that you have read this disclaimer.

This call will be in English, but our German listeners, as said already, can opt for a German translation. Our communications team in Darmstadt and I will also be available to talk to some of you in person following this call whenever you like.

Now, without further ado I hand over to Karl.

Karl Ludwig Kley

Chief Executive Officer

Good morning or good afternoon, everybody. A very special good morning. So we have seen each other since 5.30 in the morning to Rakesh who is sitting next to me. It’s really a great day for us and I think for all of us together. We are sitting in New York obviously to share with you the exciting news that earlier today, we signed an agreement to acquire Sigma-Aldrich, a leading life science consumables supplier for USD17b in cash, making this the largest acquisition in our history, of course, if all goes according to plan.

As I said, Rakesh Sachdev, the CEO of Sigma is with us today and he will also address you and Marcus Kuhnert, our CFO, will introduce the financials of this transaction from our side.

I have to make two remarks at the beginning.

1

Acquisition of Sigma-Aldrich	Merck KGaA

We have decided that acquiring such an important US company, which as a matter of fact doubles the size of our US life science business, warrants for us to be in the US on that day and that’s why we are holding this media call instead of a press conference at our headquarters.

Second, as Walter Huber already said, as we are in the US, our lawyers have asked me to always refer to Merck KGaA, Darmstadt, Germany, whenever I refer to our company. If I should forget this, please be aware that I was talking about the original. It’s a bit funny, but such is life.

Can I ask you to turn to slide number four where you will find the strategic agenda of Merck’s overall transformation and growth journey in the last years. The programme is called “Fit for 2018”, the year we celebrate our 350th anniversary. We have completed the first phase of the “Fit for 2018” programme with substantial efficiency improvements across the organisation. Now the focus is very much on growth and it is our declared strategy to look at all our businesses and consider both organic and inorganic opportunities. Our objective is to turn all three businesses - pharmaceuticals, life science and performance materials - into sustainable growth and earnings platforms.

We delivered an important milestone on growth earlier this year with the completion of the AZ Electronic Materials acquisition which will significantly enhance our position in the premium segment for high-tech materials used in the display industry. Basically for everything from smartphones to TV screens.

We have also informed the public and our investors and analysts last week on the development of our pharmaceutical business, in particular the pipeline project which we are going to invest in over the next years.

The acquisition we announced today is a milestone for the company, sure, but is a quantum leap for our life science business. Life science’s contribution to our Company’s earnings will more than double and that will enable us to support innovation across all businesses.

Turn to slide number five, please. Why are we making this acquisition now?

The life science industry is very attractive. It offers a stable growth pattern. It’s operating in a continuously growing market and in some segments, even there are over-proportional growth opportunities. The need for products and solutions is immense. The customers ask not only for reliable high quality supply, but also for innovation. Also, financially the business is attractive. The industry average of the EBITDA margin amounts to around 25% and both Sigma-Aldrich and Merck are leading players in that industry.

It is an industry that is driven by sustainable growth trends, particularly in emerging markets, as research and manufacturing processes continue to globalize. Both Sigma-Aldrich and Merck KGaA Darmstadt, Germany are global organizations and perfectly suited to benefit from these trends.

And last but not least, the industry is rapidly evolving. Those businesses that embrace change and exploit opportunities early will be the winners.

In summary, it is the perfect moment to make a significant acquisition in this industry. Following the completion of our own transformation we are ready to fully unlock the value of such an acquisition.

22 September 2014	2

Acquisition of Sigma-Aldrich	Merck KGaA

On page six we have summarised the rationale for the transaction both from a strategic and operational as well as from a financial perspective.

We will see a very beneficial diversification of revenues. Life science will represent around 40% of Group revenues in the future. We are adding nearly 80% or around EUR2b in revenues to last year’s total revenues of EUR2.6b in Life Science.

Customers will benefit from a broader product offering, better access to our services and increased investments in innovation. We will show a much improved reach in all geographies, especially in the US where we will double our revenue. And, we will be able to make best use of our existing platforms, particularly Sigma-Aldrich’s world-class eCommerce platform to roll out innovations rapidly and globally.

Based on the 2013 EBITDA-pre figures, we are also roughly doubling our life science earnings, even before the addition of expected synergies.

There is also substantial synergy potential. Marcus will later detail it.

And, finally, we expect the acquisition to be immediately accretive to EPS pre and EBITDA margin.

We envisage to maintain a solid investment grade rating. In this context, it is important to mention that, as in past transactions, we expect to rapidly deleverage due to our strong and sustainable cash flows.

On slide seven we have summarised the key transaction terms.

The price for all outstanding shares in cash amounts to USD140 per share.

This represents an attractive premium of 37% over the unaffected share price and roughly the same 36% over the one-month volume-weighted average price.

We are offering a high degree of certainty to Sigma-Aldrich shareholders. It is a recommended offer which the Sigma-Aldrich management will present at a special meeting of shareholders and which will only require the approval of 50% of shareholders. Our shareholders do not have to approve the transaction. The Merck KGaA, Darmstadt, Germany, Board approved the transaction this morning.

The deal will be 100% cash and debt financed. We’ve already secured full financing.

Closing is expected mid-year 2015.

Turning now onto slide eight. You see an overview of Sigma-Aldrich. Actually, I’m referring to slide nine.

Generations of researchers remember the Sigma-Aldrich almanac as their trusted companion during long days and nights in the laboratory and I can say this is true also for all Merck researchers and actually even Rakesh and I this morning had our first interview at CNBC. Also one of the interviewers grew up in his early professional activities using the Sigma-Aldrich almanac.

22 September 2014	3

Acquisition of Sigma-Aldrich	Merck KGaA

In fact for some of the Merck colleagues it is a bit of a homecoming as they’ve relied on the big red book since their early days at university. Or how Sigma-Aldrich puts it: The business helps brilliant people make brilliant discoveries that improve life and make the world a safer and healthier place.

The latest edition of the Sigma-Aldrich Handbook – which today doesn’t come along only as a “doorstopper” but also as an App – contains more than:

•	40,000 research chemicals

•	10,000 chemical structures

•	Over 8,500 updated literature citations

•	Extensive chemical and physical data

Sigma-Aldrich’s product line includes more than 230,000 products and solutions with a strong focus on products for research laboratories.

Nowadays more than 70% of those products are available through an eCommerce platform which, I am happy to admit, only deserves one title: It is a world champion.

Sigma-Aldrich customers include more than 1.3 million scientists and technologists in life science companies, university and government institutions, hospitals and industry.

The Company operates in 37 countries and has nearly 9,000 employees. 3,000 of these employees are scientists and engineers.

In 2013, the business generated revenues of USD2.7b or around EUR2b. Around half of last year’s revenues were generated as chemical and biochemical products, kits and services for research laboratories.

The sales split shows that Sigma-Aldrich has a stronghold in the US, but it also has a meaningful presence all over the world. As a matter of fact, every day the more than one million customers around the globe count on Sigma-Aldrich for quality products delivered on time and as promised, with 24 hours delivery in major markets.

From that I would like to move on to page 10 and zoom in a bit on the different business lines and I will make it very short.

Still talking about Sigma, laboratory and academia is a EUR25b business that we expect will grow in the low-to-mid single digit range due to continued investment in pharma R&D and because emerging markets are fuelling growth in scientific research.

In that segment we will nearly double our sales, offering a complementary range of products across laboratory chemicals, biologics and reagents.

Biopharma and Pharma production is an industry of around EUR35b in which we foresee growth in the mid-to-high single digits. In that segment we will have additions along the entire value chain of drug production and validation, particularly in buffer media, as well as services.

22 September 2014	4

Acquisition of Sigma-Aldrich	Merck KGaA

Finally, we will serve other industries such as food and beverage testing. That industry amounts to around EUR40b and for that business we again expect mid-to-high single digit growth.

Together, it will be serving an attractive EUR100b industry with solid growth rates.

The next slide gives you the breakdown of sales across markets.

While both businesses have a global footprint, we will benefit especially from Sigma-Aldrich’s position in the US.

Overall, the combined organisation can enhance the reach that is increasingly required to serve global clients across broader product portfolios and this is particularly important given the aforementioned trend towards globalising research and manufacturing processes.

The next slide provides you with a better view of some key drivers of success in this industry.

With growth coming from trends like the increasing importance of genomic and proteomic research and disease diagnosis, success in the life science industry is defined by the ability to make innovation available efficiently to customers through access and service. We stand for innovation. In fact, we’ve introduced the claim “Living Innovation” last year to underscore the fact that we have launched innovations for almost 350 years.

Equally important is the level of operational excellence that a supplier can apply across the value chain as a determinant for the strength of the offering and the ability to maintain consistently strong markets and that is what this combination can do in a unique fashion. The innovation power of Merck and its ability to provide innovative workflow solutions and the extraordinary strength of Sigma-Aldrich, not only in innovation but also in managing supply chains coupled with its world-class ecommerce platform will deliver superior value to customers.

Now, before I pass on to Marcus to go through the numbers and the financial impact with you, I would like to invite Rakesh to share his thoughts with us on this very special day.

Rakesh Sachdev

Chief Executive Officer, Sigma-Aldrich

Thank you, Karl and again, good morning and good afternoon and a warm welcome from my side.

I echo what Karl said at the outset, this is an exciting combination for our two companies that will enhance our position clearly as a leader in the life science industry.

Merck is going to be an excellent partner for Sigma-Aldrich and the combination will deliver benefits for our customers and opportunities for our employees, while delivering obviously a significant premium and immediate value for our shareholders.

Our two businesses are highly complementary from a science perspective and in terms of our products and capabilities and geographic reach. Sigma-Aldrich’s comprehensive product offering, world-class eCommerce platform and broad global footprint will serve to enhance our combined position in this evolving life sciences industry.

22 September 2014	5

Acquisition of Sigma-Aldrich	Merck KGaA

Really, this builds on our success in transforming Sigma-Aldrich into a more customer-focused, solutions-oriented company and enables us to offer customers more products and more innovative solutions.

Additionally, as you can imagine, I have spent significant time now with Karl, Marcus and the rest of the management team, and it is clear that our companies have similar cultures and values.

So, really, from all perspectives, this transaction is clearly a natural fit. When the customers benefit, the business benefits and the employees benefit and that’s the real thesis behind this combination.

With that, I’ll turn it over to Marcus.

Marcus Kuhnert

Chief Financial Officer

Thank you, Rakesh. I will now educate you a little bit on the financial impacts and provide a deep dive on the financial side of the acquisition.

The acquisition of Sigma-Aldrich has a compelling strategic logic, but it also generates a lot of financial value. Sigma-Aldrich has generated around USD2.7b in sales in 2013 and has seen a solid organic growth.

More importantly, the company has a track record of very strong margins of around 30% EBITDA and it is said to continue on that path. With this profitability level, Sigma is also leading in its industry.

The proposed transaction value of USD140 per share yields an equity value of USD17b which equals EUR13.1b.

Assuming synergies of EUR260m, which represents around 12% of Sigma’s sales, the ratio enterprise value to EBITDA pro forma, including synergies, reached 14.3 times in 2013 and on 2014 consensus numbers, a ratio of 13.9.

I would also like to mention that with this acquisition we are fully in line with our core acquisition criteria. Namely, we will have an immediate accretion to our EPS and we will be able, following our conservative financial policy, to maintain a solid investment grade rating.

On slide number 17 you see a little bit more in detail the financial profile.

The impact of this transaction on our financials is indeed extraordinary.

22 September 2014	6

Acquisition of Sigma-Aldrich	Merck KGaA

Both Merck and EMD Millipore will have significant increase in earnings power of the business. While the Group sales are up 19% including Sigma-Aldrich, the EBITDA pre actually increases by 24%.

The increases are even more substantial on the business level where the revenue increase is 79% compared to an EBITDA pre increase of 139% on a pro forma basis. And I would like to reiterate that this business has a very high recurring revenue stream and a very strong cash flow generation which will help us in rapid deleveraging post the transaction.

Overall, the Group EBITDA margin is accretive right from the beginning. We are also immediately EPS pre accretive, as I have already mentioned, and the Group EBITDA margin rises from 30% to 33%, including the full amount of identified synergies.

And I will have a little bit more detailed view on the synergies on the next slide, on slide number 18.

We have in recent years established a strong track record in integrating and owning life science businesses.

We have conducted very diligently our analysis on the business and came to the EUR260m of synergies based on our own analysis, based on frequent and intensive interaction with Sigma-Aldrich management and, of course, also based on the due diligence we have just conducted.

Our review of the two businesses leads us to conclude that the EUR260m are predominantly driven by a number of sources such as the consolidation of the manufacturing footprint, the increase in leverage of Sigma-Aldrich world-class eCommerce platform as well as the optimisation of our commercial organisation and the streamlining of admin functions and infrastructure.

Over a period of three years following or after the closing we expect to have realised the full amount of synergies in annual savings.

On slide 19 I would like to draw your attention now on the financing of the acquisition. We have secured the financing completely to realise the acquisition. The bridge financing is in place. The final financing structure will be comprised of a combination of cash on Merck’s balance sheet, bank loans and bonds.

With a strong combined and sustainable cash flow we will be able to rapidly deleverage in the years after the closing and, as I already said, following our conservative financial policy we are committed to maintain a solid investment grade credit rating.

This being said, I would like to hand over to Karl for a summary of our presentation.

22 September 2014	7

Acquisition of Sigma-Aldrich	Merck KGaA

Karl Ludwig Kley

Chief Executive Officer

So, the summary is quickly said. This is a deal which really scores on all accounts, strategically, operationally and financially expanding our position in life sciences, puts us together in a very strong position to work in the business and to work for the benefit of our customers.

Secondly, it increases substantially our offer to the customers.

Thirdly, the combined business will be a sustainable growth and earnings contributor to Merck in the future,

And fourth, the deal is financially consistent with all our criteria which we have put on acquisitions.

Thank you for your attention and we are happy to take questions.

Q&A Session

Phil Serafino - Bloomberg News

Gentlemen, thanks for taking my question.

Mr. Kley, I wanted to ask you about the biopharmaceutical business. This is the third acquisition we’ve seen over the past few years in chemicals and life sciences and nothing really in biopharmaceuticals. So what’s the message you want to send about the future of the biopharmaceutical business within Merck?

Karl-Ludwig Kley - CEO

The message we have been sending loud and clear last week. We had an Investor Day, we had a press conference where we presented the new Merck Serono, the new Merck pharmaceutical business. We’ve showed very consistent numbers on top line, on profitability, sustainability of the business and we’ve demonstrated that the measures we have taken to restore the pipeline and to restore our credibility in research and development have really taken place.

We’ve demonstrated and shown to the public that we have interesting compounds in the development stage which now of course have to move into Phase III and which need to deliver. But we are confident that with investment into the pipeline we can secure the necessary revenue stream, the necessary profitability for the pharmaceutical business to remain good and solid mid-sized player in the biopharmaceutical business.

Merck will always build its future on the three pillars, pharmaceuticals, life sciences and performance materials.

22 September 2014	8

Acquisition of Sigma-Aldrich	Merck KGaA

Phil Serafino

Thank you.

Ludwig Burger - Reuters

Hello, this is Ludwig calling from Reuters. I have the following question and related to that maybe you could kindly back that with some numbers. I know it’s all in the slides, but I was looking for maybe the percentage of adjusted EBITDA pre at Merck Millipore as compared to the overall Group adjusted EBITDA pre last year. And how that percentage or importance for the whole Group profits would change based on proforma 2013 if you included Sigma-Aldrich and maybe with or without the synergies, which is already added I can see. Thank you.

Marcus Kuhnert - CFO

So Merck Millipore EBITDA margin in 2013 was around 25%. Sigma-Aldrich has a profitability of around 30%. So if we include Sigma-Aldrich in the overall financial statements of Merck, so of the Group, then including full synergies, our EBITDA margin level would jump from 30% to roughly 33%.

As you can figure out easily, with the 25% margin of Millipore including Sigma-Aldrich, the transaction for the business division is highly accretive.

Ludwig Burger

And you don’t have any numbers for the percentage of profit overall, over Group profit? Not so much the margin, but the importance for the new Merck Millipore for the entire Group measured by, let’s say, adjusted EBITDA. The division as a percentage of the total Group how that would change.

Marcus Kuhnert

That would change significantly. So we believe that the total percentage after the transaction and without taking synergies into account — let’s say including synergies we will have roughly €1.5 billion in terms of EBITDA, Millipore plus Sigma-Aldrich plus synergies. And this would account of more than 40% of the Group profits.

Ludwig Burger

Thank you.

Lisa Brown - St. Louis Post-Dispatch

Hi, good morning. Can you talk a little bit more about Merck’s plan to maintain the US facilities and also a little bit about the leadership, keeping the leadership at Sigma-Aldrich in place after the sale concludes?

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Karl-Ludwig Kley - CEO

We have given — Lisa, we have given a very clear commitment first to St. Louis. St. Louis — Sigma and St. Louis, in a way it’s synonymous. There’s an 80 year presence and it’s one of the leaders of the civic society of St. Louis basically. And we have a clear commitment that we will not only uphold the major significant presence there but also contribute to society in the tradition Sigma-Aldrich had.

We have also a very clear commitment to our site in Billerica to the — in the Millipore site where we also have a huge number of gifted and talented employees, a strong base for our business which we are also going to [deepen]. As a matter of fact, I will place a call later also to the public institutions and try to reach the Governor of Massachusetts to reach out to him and say to him that also Billerica will be a major place for us going forward.

So having — you have to take into account that the US constitutes nearly half of the worldwide life science market. So if you want to be a major player in the life science area, then you have to have a sizeable presence in the US. This is a deal for innovation, for growth and [inaudible].

But having said this of course there are synergies to be realised and to be identified. But for that as well as for your second question for leadership, it’s much too early to say. We have announced today that we have signed the deal. Shareholders need to approve it. We have to get the necessary approvals on the way and we will do proper and very sophisticated integration planning when the time is ready for that. And then we will inform you in more detail on the next steps.

Lisa Brown

Okay, thank you.

David McHugh - Associated Press

Hi, it’s David McHugh from the AP. Just asking if there’s any numbers of — are any employees going to lose their jobs as a result of this deal and if so, where that will happen and what the impact on headcount might be? Thank you.

Karl-Ludwig Kley - CEO

Again, as I just said we have a very clear commitment which also is true not only for the two sites I mentioned in St. Louis and Billerica, but of course Darmstadt in Germany and Molsheim in France where we have our two major operations.

We have to go through in detail through the integration planning. We need the strong support and help of Rakesh and his team in Sigma-Aldrich to understand the issues. We have to sit together and work together to develop a plan. So please understand that I cannot give you any detailed answer to your question at this point in time when we have just signed the contract. It’s day one of a great future.

May I add one thing in addition which just crossed my mind? It’s a huge opportunity. So building this company together, investing in innovation, offering to our customers worldwide solutions

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through this great platform is a huge opportunity for employees all over the world to contribute to that. So I would not only look on the part where synergies are created, but also on the part where opportunities are created. And if I may add an advertisement here, I can’t think of a better employer than these two companies together if you want to be active in life science.

Unidentified Speaker

Hello Mr Kley. I have one question.

Can you tell us what does this deal mean for your inorganic expansion plans in the future? Are you prepared for further deals in a similar size?

And may you tell us what do you think will be the immediate effect of this deal, this acquisition on the Merck rating. Will there be a downgrade one notch or what do you think? Thanks.

Karl-Ludwig Kley - CEO

I mean if you are inclined to spend €13 billion or $17 billion, then you’d better first focus on de-leveraging and paying back debt. So don’t expect us to do a deal in that size in the next years. We will update you yearly on the progress of our de-leveraging. But of course this takes steam off from the possibility of major deals.

Having said this, of course smaller inorganic bolt-on acquisitions are always possible. As you may know, we are not a company where capital expenditures are the big thing but investments in innovation, in R&D. So bolt-on acquisitions remain possible, but only to a minor extent.

Marcus Kuhnert - CFO

I would take over the question on rating and would just like to reiterate what Karl-Ludwig just said. The primary focus after the transaction now will be on rapid de-leveraging. We are of course now in talks already with the rating agencies and given an equity value of $17 billion, we will face a downgrade by the credit rating agencies.

However, this downgrade will be moderate and will be helped first by the high profitability of the acquired company. Secondly, by the stable and sustainable sales and cash flow pattern and of course also by our commitment to fast or quickly de-leverage. So that means the overall rating, we will absolutely for sure maintain our solid investment grade credit rating.

Siegfried Hofmann - Handelsblatt

[Spoken in German].

Marcus Kuhnert - CFO

The question was how high are the financing costs that we are going to bear in the coming years. So I will not go into too much detail here. The bridge financing is secured and we will see financing costs in the range between 2.5% and 3%.

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Siegfried Hofmann

Okay, thank you.

Karl-Ludwig Kley - CEO

No further questions. I would like to thank you for participating in this conference. The last words on such a day belongs to Rakesh so I would like to ask Rakesh to say the closing words of today.

Rakesh Sachdev - Sigma-Aldrich

Thank you, Karl. Again I think this is a great day for the two companies. You know Karl and I have thought through this. We have worked over the past several weeks in arriving to this day and I think this should be an exciting opportunity for our customers because they will reap great benefits in the future as a result of combining the life science businesses.

I think it’s a great day for employees on both sides because as Karl said, innovation will drive more opportunities and this is more about opportunities. And then of course, finally for both our shareholders, I think this is a great day.

So this is a great day. It’s day one. There’s a lot of work to be done and we are ready for that. And here we move forward. Thank you.

Karl-Ludwig Kley - CEO

Thank you.

Cautionary Note Regarding Forward-Looking Statements

This communication may include “forward-looking statements.” Statements that include words such as “anticipate,” “expect,” “should,” “would,” “intend,” “plan,” “project,” “seek,” “believe,” “will,” and other words of similar meaning in connection with future events or future operating or financial performance are often used to identify forward-looking statements. All statements in this communication, other than those relating to historical information or current conditions, are forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond control of Merck KGaA, Darmstadt, Germany, which could cause actual results to differ materially from such statements.

Risks and uncertainties relating to the proposed transaction with Sigma-Aldrich Corporation (“Sigma-Aldrich”) include, but are not limited to: the risk Sigma-Aldrich’s shareholders do not approve the transaction; uncertainties as to the timing of the transaction; the risk that regulatory or other approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated; competitive responses to the transaction; litigation relating to the transaction; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; the ability of Merck KGaA, Darmstadt, Germany, to achieve the cost-savings and synergies contemplated by the proposed transaction within the expected time frame; the ability of Merck KGaA, Darmstadt, Germany, to promptly and effectively integrate the businesses of Sigma-Aldrich and Merck KGaA, Darmstadt, Germany; the effects of the business combination of Merck KGaA, Darmstadt, Germany, and Sigma-Aldrich, including the combined company’s future financial condition, operating results, strategy and plans; the implications of the proposed transaction on certain employee benefit plans of Merck KGaA, Darmstadt, Germany, and Sigma-Aldrich; and disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers.

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Additional risks and uncertainties include, but are not limited to: the risks of more restrictive regulatory requirements regarding drug pricing, reimbursement and approval; the risk of stricter regulations for the manufacture, testing and marketing of products; the risk of destabilization of political systems and the establishment of trade barriers; the risk of a changing marketing environment for multiple sclerosis products in the European Union; the risk of greater competitive pressure due to biosimilars; the risks of research and development; the risks of discontinuing development projects and regulatory approval of developed medicines; the risk of a temporary ban on products/production facilities or of non-registration of products due to non-compliance with quality standards; the risk of an import ban on products to the United States due to an FDA warning letter; the risks of dependency on suppliers; risks due to product-related crime and espionage; risks in relation to the use of financial instruments; liquidity risks; counterparty risks; market risks; risks of impairment on balance sheet items; risks from pension obligations; risks from product-related and patent law disputes; risks from antitrust law proceedings; risks from drug pricing by the divested Generics Group; risks in human resources; risks from e-crime and cyber attacks; risks due to failure of business-critical information technology applications or to failure of data center capacity; environmental and safety risks; unanticipated contract or regulatory issues; a potential downgrade in the rating of the indebtedness of Merck KGaA, Darmstadt, Germany, or Sigma-Aldrich; downward pressure on the common stock price of Merck KGaA, Darmstadt, Germany, or Sigma-Aldrich and its impact on goodwill impairment evaluations; the impact of future regulatory or legislative actions; and the risks and uncertainties detailed by Sigma-Aldrich with respect to its business as described in its reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”).

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere, including the Report on Risks and Opportunities Section of the most recent annual report and quarterly report of Merck KGaA, Darmstadt, Germany, and the Risk Factors section of Sigma-Aldrich’s most recent reports on Form 10-K and Form 10-Q. Any forward-looking statements made in this communication are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Important Additional Information

This communication is being made in respect of the proposed merger transaction involving Sigma-Aldrich and Merck KGaA, Darmstadt, Germany. The proposed merger will be submitted to the stockholders of Sigma-Aldrich for their consideration. In connection therewith, Sigma-Aldrich intends to file relevant materials with the SEC, including a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to the stockholders of Sigma-Aldrich. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the proxy statement, any amendments or supplements thereto and other documents containing important information about Sigma-Aldrich, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Sigma-Aldrich will be available free of charge on Sigma-Aldrich’s website at www.sigmaaldrich.com under the heading “SEC Documents” within the “Investor Info” section in the “Investors” portion of Sigma-Aldrich’s website. Shareholders of Sigma-Aldrich may also obtain a free copy of the definitive proxy statement by contacting Sigma-Aldrich’s Investor Relations Department at (314) 898-4643.

Sigma-Aldrich and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Sigma-Aldrich is set forth in its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on March 21, 2014, its annual report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 6, 2014, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding

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the participants in the proxy solicitation of the stockholders of Sigma-Aldrich and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.

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